Business License

(Duplicate) (2-1)

Unified Social Credit Identifier: 91110116MA002UQ48L

Enterprise Name: Beijing Yingxin Yijia Network Technology Co., Ltd.

Type of Enterprise: Limited Liability Company (Sole Investment by Taiwan, Hong Kong and Macao Legal Person)

Address: No. 308 Huaibei Road, Huaibei Town, Huairou District, Beijing

Legal Representative: Lin Jianxin

Registered Capital: RMB 1,000,000 yuan

Date of Establishment: December 31st, 2015

Validity Term: From December 31st, 2015 to December 30th, 2045

Scope of operation: The development of computer software, network technology and communication technology; the transferring, consulting, promoting, service providing and training of technology (technical training enrollment shall not be nationwide); data processing; computer system services; Application software services; animation model design, computer animation design, product design; business services; business planning; enterprise management consulting; economic consultation; translation service; import and export of technology; import and export agency; import and export of goods. (Enterprises shall choose the operation activities according to relative laws. Business requiring government approval can only be carried out when such approval from relevant department is obtained.

Register Institution: Beijing Administration for Industry and Commerce (seal)

December 31st, 2015